Exhibit 16.1

December 23, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements made by Electriq Power, Inc. under the heading “Change in Independent Registered Public Accounting Firm” in Amendment No. 1 to Form S-4 of TLG Acquisition One Corp. We agree with the statements concerning our firm under the heading “Change in Independent Registered Public Accounting Firm” in Amendment No. 1 to Form S-4 of TLG Acquisition One Corp. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

MARCUM LLP